EXHIBIT 23.1



                          Independent Auditors' Consent


The Board of Directors and Stockholders
The Estee Lauder Companies Inc.:


We consent to the incorporation by reference of our report dated August 8, 2003 (except as to note 21, which is as of May 14, 2004), with respect to the consolidated balance sheets of The Estee Lauder Companies Inc. and subsidiaries as of June 30, 2003 and 2002 and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for the years then ended, which report appears in the May 17, 2004 current report on Form 8-K of The Estee Lauder Companies Inc. and to the reference to our firm under the heading "Experts" in this registration statement on Form S-3 of The Estee Lauder Companies Inc.

Our report covering the fiscal 2003 and 2002 financial statements refers to a change in accounting for goodwill and intangible assets and to our audit procedures with respect to the disclosures added to revise the fiscal 2001 consolidated financial statements, as more fully described in note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the fiscal 2001 consolidated financial statements other than with respect to such disclosures.



/s/ KPMG LLP


New York, New York
May 17, 2004